Exhibit 99.1

FAT BRANDS INC. REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

Conference call and webcast today at 5:00 p.m. ET

LOS ANGELES (August 5, 2021) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported fiscal second quarter 2021 financial results for the 13-week period ending June 27, 2021.

Andy Wiederhorn, President and CEO of FAT Brands, commented, “We want to thank our franchise partners and employees who have continued to deliver exceptional results as we emerge from the difficult operating environment of the past year.”

“This is an historic time for FAT Brands as we successfully closed the acquisition of Global Franchise Group for $442.5 million, the largest deal we have completed to date. This acquisition marks a further diversification of our restaurant portfolio by introducing five new restaurant concepts in new restaurant segments and categories and expanding our store base from approximately 700 to more than 2,000 units worldwide. We are particularly excited about the accretive synergies we foresee in integrating these restaurants with our strong platform. Based on current projections and assumptions, including realization of expected synergies and return to pre-COVID restaurant sales, we expect company-wide EBITDA to rise by approximately $40 million to $55-$60 million.”

“The second quarter marked a further progression in sales improvements and we saw excellent results, particularly from Johnny Rockets, Hurricane and Fatburger. We are very excited for the second half of this year where we expect a continued uptick in sales as the country eases back towards pre-COVID normalcy with the lifting of restrictions and growing vaccine distribution. With the newly added five restaurant concepts, we anticipate unit growth to accelerate over the coming months with plans to open 32 additional stores under our legacy brands by the end of the year and approximately an additional 50 units including Global Franchise Group.”

Fiscal Second Quarter 2021 Highlights

●	Total revenue improved 167% to $8.3 million compared to $3.1 million the second quarter of 2020

	○	System-wide sales growth of 201.9% Q2 2021/Q2 2020 and 44.5% Q2 2021/Q2 2019
		■	United States sales growth of 182.2% Q2 2021/Q2 2020 and 40.8% Q2 2021/Q2 2019
		■	Rest of world sales growth of 269.8% Q2 2021/Q2 2020 and 55.0% Q2 2021/Q2 2019
	○	System-wide same-store sales growth of 55.3% Q2 2021/Q2 2020
		■	United States same-store sales growth of 54.6% Q2 2021/Q2 2020
		■	Rest of world sales growth of 57.6% Q2 2021/Q2 2020
	○	10 new franchised store openings during the second quarter of 2021
		■	Store count as of June 27, 2021: 628 stores system-wide plus 32 locations to open in 2021

●	Net loss of $5.9 million or $0.48 per diluted share compared to net loss of $4.3 million or $0.36 per diluted share in the second quarter of 2020
●	Adjusted net loss (1) of $1.1 million, or $0.09 per diluted share, compared to an adjusted net loss of $3.4 million, or $0.28 per diluted share in the second quarter of 2020.

●	EBITDA(1) loss of $4.9 million compared to an EBITDA loss of $4.3 million in the second quarter of 2020
●	Adjusted EBITDA(1) of $2.1 million compared to an adjusted EBITDA loss of $0.4 million in the second quarter of 2020.

(1)	EBITDA, Adjusted EBITDA and adjusted net loss are non-GAAP measures defined below, under “Non-GAAP Measures”. Reconciliation of GAAP net income to EBITDA, adjusted EBITDA and adjusted net loss are included in the accompanying financial tables.

Summary of Second Quarter 2021 Financial Results

Total revenue was $8.3 million in the second quarter of 2021 compared to $3.1 million in the second quarter of 2020, reflecting revenue from Johnny Rockets, which was acquired during the third quarter of 2020, and the recovery from the negative effects of the COVID-19 pandemic on royalties from restaurant sales.

Costs and expenses decreased to $6.2 million in the second quarter of 2021 compared to $8.9 million in the second quarter of 2020. General and administrative expenses increased $1.4 million primarily due to higher compensation as we filled out the management team and increased professional fees.

Advertising expense increased to $1.4 million in the second quarter of 2021 compared to $0.6 million in the second quarter of 2020, reflecting advertising expenses from Johnny Rockets and the increase in customer activity as the recovery from recovery from COVID continues.

Refranchising gains of $0.9 million in the second quarter consisted of $1.1 million in net gains related to refranchised restaurants, partially offset by restaurant operating costs, net of food sales of $0.2 million. Refranchising losses of $1.0 million in the second quarter of 2020 were comprised of restaurant operating costs, net of food sales.

Other expense of $10.0 million in the second quarter of 2021 was comprised primarily of interest expense of $2.7 million and a $6.4 million net loss on the extinguishment of debt. Other income of $0.5 million in the second quarter of 2020 consisted primarily of a $1.3 million decrease in fair value of derivative liability relating to the conversion feature of Series A Preferred Stock, partially offset by net interest expense of $0.8 million.

Adjusted net loss was $1.1 million, or $0.09 per diluted share, in the second quarter of 2021 compared to adjusted net loss of $3.4 million, or $0.28 per diluted share, in the second quarter of 2020.

Recent Events and Liquidity

On July 22, 2021, the Company completed the acquisition of Global Franchise Group for $442.5 million from Serruya Private Equity and Lion Capital. As a result of the acquisition, FAT Brands has gained five new restaurant concepts – Round Table Pizza®, Great American Cookies®, Hot Dog on a Stick®, Marble Slab Creamery® and Pretzelmaker®. The transaction was funded with cash and stock, including $350 million in cash from newly issued notes and cash on hand, $67.5 million in Series B preferred stock and $25 million in common stock.

Key Financial Definitions

New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.

Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year. For 2020, the comparable store base does not include Elevation Burger and Johnny Rockets stores as we did not own the brands for the full year of 2019. For 2021, the comparable store base includes Elevation Burger as we owned the brand for the full year of 2020.

System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.

Conference Call and Webcast

FAT Brands will host a conference call and webcast to discuss its fiscal second quarter 2021 financial results today at 5:00 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, President and Chief Executive Officer, and Ken Kuick, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-800-231-0316. A replay will be available after the call until Thursday, August 12, 2021, and can be accessed by dialing 1-844-512-2921. The passcode is 8072033. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns fourteen restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Yalla Mediterranean, Ponderosa and Bonanza Steakhouses and franchises approximately 2,000 units worldwide. For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, including estimates of annual EBITDA, our ability to integrate the Global Franchise Group brands and conduct future accretive acquisitions, our pipeline of new store locations, and the recovery of our business from the current novel coronavirus pandemic (“COVID-19”), including our revenue performance and reopening of special venues. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic and the effects of the Delta variant of COVID-19, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Non-GAAP Measures (Unaudited)

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising gain or losses, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.

Adjusted net loss is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. Adjusted net loss is defined as net loss plus the impact of adjustments and the tax effects of such adjustments. Adjusted net loss is presented because we believe it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net loss as presented may not be comparable to other similarly titled measures of other companies, and our presentation of adjusted net loss should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

Reconciliations of net loss attributable to FAT Brands Inc. presented in accordance with GAAP to EBITDA, adjusted EBITDA and adjusted net loss are set forth in the tables below.

Investor Relations:

ICR

Lynne Collier

IR-FATBrands@icrinc.com

646-430-2216

Media Relations:

JConnelly

Erin Mandzik

emandzik@jconnelly.com

862-246-9911

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FAT Brands Inc. Consolidated Statements of Operations

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

(in thousands)

Revenue
Royalties	$6,161	$2,213	$11,057	$5,522
Franchise fees	482	273	1,022	449
Advertising fees	1,370	613	2,560	1,544
Restaurant sales	234	-	234	-
Management fees and other income	35	8	58	15
Total revenue	8,282	3,107	14,931	7,530

Costs and expenses
General and administrative expense	5,483	4,104	10,408	7,636
Restaurant operating expenses	244	-	244	-
Impairment of assets	-	3,174	-	3,174
Refranchising (gain) loss	(856)	1,006	(429)	1,544
Advertising expense	1,367	613	2,560	1,544
Total costs and expenses	6,238	8,897	12,783	13,898

Income /(loss) from operations	2,044	(5,790)	2,148	(6,368)

Other income (expense), net
Interest expense, net	(2,406)	(289)	(4,866)	(1,911)
Interest expense related to preferred shares	(264)	(476)	(552)	(928)
Net loss on extinguishment of debt	(6,405)	-	(6,405)	-
Change in fair value of derivative liability	-	1,264	-	1,264
Other expense, net	(892)	(49)	(809)	(64)
Total other (expense) income, net	(9,967)	450	(12,632)	(1,639)

Loss before income tax expense	(7,923)	(5,340)	(10,484)	(8,007)

Income tax benefit	(1,992)	(1,089)	(2,121)	(1,386)

Net loss	(5,931)	(4,251)	(8,363)	(6,621)
Less: Net loss attributable to noncontrolling interest	(5)	-	(5)	-
Net loss attributable to FAT Brands Inc.	$(5,926)	$(4,251)	$(8,358)	$(6,621)
Basic and diluted loss per share	$(0.48)	$(0.36)	$(0.69)	$(0.56)
Basic and diluted weighted average shares outstanding	12,275,370	11,886,182	12,122,938	11,877,507
Cash dividends declared per common share	$0.26	$-	$0.26	$-

FAT Brands Inc. Consolidated Balance Sheet as of June 27, 2021

As of June 27, 2021
(in thousands)

Cash and restricted cash	$54,020
Total assets	$169,168
Total liabilities	$214,323
Total stockholders’ deficit	$(45,155)

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

(in thousands)

Net loss attributable to FAT Brands Inc.	$(5,926)	$(4,251)	$(8,358)	$(6,621)
Interest expense, net	2,670	765	5,418	2,839
Income tax benefit	(1,992)	(1,089)	(2,121)	(1,386)
Depreciation and amortization expense	386	268	784	500
EBITDA	(4,862)	(4,307)	(4,277)	(4,668)
Provision for bad debts	23	907	23	1,069
Share-based compensation expenses	193	1	230	16
Non-cash lease expenses (1)	271	42	312	83
Acquisition costs	917	80	932	130
Refranchising (gain) loss	(856)	1,006	(429)	1,544
Net loss on extinguishment of debt	6,405	-	6,405	-
Impairment loss	-	3,174	-	3,174
Change in fair value - derivative liability	-	(1,264)	-	(1,264)
Adjusted EBITDA	$2,091	$(361)	$3,196	$84

(1)	Included non-cash lease expenses related to new lease accounting standards

FAT Brands Inc. Adjusted Net Loss Reconciliation

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

(in thousands)

Net loss attributable to FAT Brands Inc.	$(5,926)	$(4,251)	$(8,358)	$(6,621)
Refranchising (gain) loss	(856)	1,006	(429)	1,544
Acquisition costs	917	80	932	130
Net loss on extinguishment of debt	6,405	-	6,405	-
Tax adjustments, net (1)	(1,626)	(221)	(1,398)	(290)
Adjusted net loss attributable to FAT Brands Inc.	$(1,086)	$(3,386)	$(2,848)	$(5,237)

Loss per basic and diluted share	$(0.48)	$(0.36)	$(0.69)	$(0.56)
Adjusted loss per basic and diluted share	$(0.09)	$(0.28)	$(0.23)	$(0.44)

Weighted average basic and diluted shares outstanding	12,275,370	11,886,182	12,122,938	11,877,507

(1)	Reflects the tax impact of the adjustments using the effective tax rate for the respective periods